EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 04/27/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.54%	6.10%	-1.74%
Class B Units	0.52%	6.03%	-2.02%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED APRIL 27, 2007

The Grant Park Futures Fund reported trading gains during the past week. The biggest advances came from positions in the energies, currencies and soft/agricultural commodities; losses were mainly due to positions in the metals markets.

Energy prices traded higher during the week, resulting in gains for long positions in the sector. Unleaded gasoline positions recorded the largest gains, rising almost 15 cents per gallon for the week on speculation that warmer weather across the U.S. could result in a spike in demand over the coming weeks. A report that the Saudi government had foiled a terrorist plot aimed at disrupting the flow of petroleum was also bullish for prices, helping crude oil to a higher close.

Long positions in the currency sector were profitable as the U.S. dollar depreciated against some of its major counterparts, trading lower in response to a weaker-than-expected release of U.S. Gross Domestic Product. The estimate on GDP showed that the economy grew at a 1.3% clip during the first-quarter, below economists’ forecasts of a 2.5% increase. The dollar fell to all-time lows versus the euro on the news, benefiting long positions in the common currency. Long positions in the euro versus the Japanese yen also reported gains on reports that Japanese consumer prices and industrial production were weaker than expected. This news led investors to believe that the Bank of Japan will not raise interest rates in the near term.

Short positions in the cotton market led to gains for the soft/agricultural commodities sector. The May contract on the New York Commodities Exchange closed 1.74 cents lower as analysts suggested that rising inventories forced traders to cover long positions.

Lastly, long positions in the metals sector reported losses as prices for base and precious metals were lower by week’s end. Prices for copper fell early in the week, mainly in response to lower oil prices. Reports at the end of the week of increased copper production kept prices at lower levels even as energy prices rallied. Gold also closed lower, resulting in losses for long positions.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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